Exhibit 10.1

ASSET PURCHASE & SALE AND ASSUMPTION OF LIABLITIES AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is executed effective as of the 15th day of June, 2012, by and among Janel Ferrara Logistics, LLC , a New Jersey limited liability company ( “Seller”) and Mann Global Enterprises, LLC, a Delaware Limited Liability Company, (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of wholesale food distribution; and

WHEREAS, upon the terms and subject to the conditions contained herein, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the assets used in connection with or otherwise associated with such wholesale food distribution business, except such assets expressly excluded herein.

WHEREAS, said wholesale food sales and distribution operations are commonly referred to by Seller as “Company 11.”

NOW THEREFORE, in exchange for the mutual promises, covenants and other agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.          DEFINITIONS. Certain of the capitalized terms used in this Agreement shall have the following meanings, unless the context otherwise specifically requires:

(a)	“Agreement” shall mean and refer to this Asset Purchase and Sale Agreement.

(b)	“Assets” shall have the meaning set forth in Section 2 hereof.

(c)	“Business” shall mean and refer to Seller’s business (Company 11) located in Hillside, New Jersey and all activities related thereto or otherwise associated therewith.

(d)	“Buyer” shall mean and refer to Mann Global Enterprises, LLC.

(e)	“Closing” shall mean the event occurring on the Closing Date when the transaction contemplated by this Agreement is consummated and title to the Assets is transferred by Seller to Buyer pursuant to the terms hereof.

(f)	“Closing Date” shall mean on or about the 15th day of June, 2012, or such other date mutually acceptable to the parties.

(g)	“Excluded Assets” shall mean and refer to the specific items of property listed on Schedule 1(a)-intentionally left blank.

(h)	“Lease” shall mean and refer to the Sub Lease Agreements listed on Schedule 1(b) See attached hereto.

(i)	“To the Seller’s knowledge” means the actual knowledge of Seller without a duty of inquiry.

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2.          PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions contained herein, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the rights and privileges, assets and other property of Seller, other than the Excluded Assets, which are used in connection with or otherwise associated with the Business (collectively, the “Assets”), including without limitation, the following:

(b)	Seller’s inventories of goods, merchandise and materials, including without limitation, all property held for resale in the ordinary course of business as a course of business and more specifically set forth in Schedule 2(a) attached hereto and made a part hereof;

(c)	All of Seller’s furniture, fixtures, equipment, vehicles, appliances, trade fixtures, machinery, shelving, signs, tools and spare parts, including without limitation, the property described on Schedule 2(b) hereto;

(d)	Maintenance contracts, service agreements, purchase orders and other contracts related to the operation of the Business including but not limited to slotting fees, listed on Schedule 2(c) (the “Contracts”);

(e)	Supplies; (Consumables)

(f)	All accounts receivables due and owing to Seller as of June 12, 2012. See Schedule 2(d)

(g)	Tradenames and trademarks, including, without limitation, “Maria’s Best” “Tutto Italia” “Paul Sorvino Foods/Sorvino Cuisines” and those trademarks and names listed on Schedule 2(d-1).

(h)	Licenses and permits with respect to the Business to the extent transferable, and relinquishment thereof to the extent nontransferable;

(i)	Books and records, or copies thereof (including, without limitation, customer lists and records, equipment records, documents, catalogs, files, operating manuals and other similar data relating to the property to be sold to Buyer hereunder);

(j)	To the extent transferable by Seller, all warranties of any supplier or vendor with respect to any of the property to be sold to Buyer hereunder; and

(k)	All intellectual propeitary property rights including all sales and marketing plans utilized by Seller in the Business.

(l)	Inventory sitting in warehouse more particularly found on Schedule 2(a) and 3(e) attached hereto and made a part hereof.

Seller is selling the Assets to Buyer and Buyer is purchasing the Assets from Seller AS IS. The Assets will be transferred to Buyer free and clear of all liens, claims, encumbrances, security interests and adverse rights or interests whatsoever except as otherwise listed on Schedule 4(a) and 4(b).

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3.          PURCHASE PRICE. The purchase price for the Assets shall be the aggregate of the following:

(a)          The Assumed Liabilities and Adverse Accounts (as defined below) Sellers authorize Buyer and Buyer’s representatives to negotiate with certain specific outstanding creditors who have taken affirmative legal action as well as those potential creditors threatening adverse actions. Those parties are more clearly set forth in Schedule 3(a).

(b)          Buyer shall assume, satisfy or refinance the Other Seller Liabilities (as defined in Section 4 below).

(c)          The Purchase Price shall be allocated among the Assets as set forth on Schedule 3(c) attached hereto. (Goodwill, value of inventory, etc. pursuant to GAAP)

4.          LIABILITIES.

(a)          Assumed Liabilities. Buyer agrees to assume and satisfy Seller’s obligation for fees for positioning Seller’s products on retail store shelf space (commonly referred to as “slotting fees”) when and as such slotting fees become due, and, at times yet uncertain, all those liabilities of Seller listed on Schedule 3(a) attached hereto (collectively, the “Assumed Liabilities and Adverse Accounts”).

(b)         Other Liabilities. The parties acknowledge and agree that Buyer is not obligated to assume the Sellers’ other liabilities which are not listed on Schedule 3(a) attached hereto (collectively, the “Other Seller Liabilities”) and is not otherwise taking any of the Assets subject to, any liability, debt or other obligation of the Seller, (direct or indirect, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, known or unknown, secured or unsecured, absolute, fixed, contingent or otherwise) in connection with the transactions contemplated by this Agreement. Provided, however, simultaneous with the execution of this Agreement, Seller shall provide to Buyer all contact information, outstanding liability balances and any other information Buyer may need regarding those vendors and creditors comprising the Other Seller Liabilities in order for Buyer to negotiate, at Buyer's sole discretion, with such venders and creditors between the date hereof and the Closing with respect to the satisfaction, assumption, settlement or refinance of any of the Other Seller Liabilities. Buyer shall deliver to Sellers prior to the Closing a written statement specifically detailing the aggregate amount of any Other Seller Liabilities that Buyer agrees to assume, satisfy or refinance, if any. The liabilities and balances on this written statement shall then become part of the Assumed Liabilities and Adverse Accounts.

5.          NONCOMPETITION AGREEMENT. At the Closing, Seller and each of Robert Gordon, Kevin C. Koudelka, and Sabbia Auriti shall execute and deliver to Buyer a separate Noncompetition and Non-Disclosure Agreement in the form attached hereto as Exhibit A. Pursuant to that Agreement, each of the above mentioned names agrees that during a period of three (3) years following the Closing Date, he will not directly or indirectly, sell to, or solicit for sale to, any person who was a customer of the Seller (defined as any person who purchased products from Seller during the 12 months prior to the Closing Date) products similar to the Seller’s products, and further that during a period of three (3) years following the Closing Date, he will not, (i) directly or indirectly, sell to, or solicit for sale to, any person who was a customer of Seller (defined as any person who purchased products from Seller during the 12 months prior to the Closing Date) products similar to the Seller’s products or (ii) directly or indirectly, become an owner of any entity (or the owner of more than 1% of any publicly traded company) that is in the business of manufacturing and/or distributing products that are similar to the products manufactured by Seller.

6.          REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

(a)          Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey,. Seller has all requisite corporate power and authority to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

(b)          Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transaction contemplated hereby has been duly authorized by all necessary action on the part of the Seller and its members.

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(c)          No Conflicts. Neither the execution nor delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute a breach, violation or default), or give to any third party any right of termination, acceleration or cancellation, or result in the creation of any lien, change or encumbrance upon any of the Assets or other properties of Seller, under the Articles of Organization or Operating Agreements of Seller or the terms of any contract, instrument or other agreement applicable to any of the Assets, or to which Seller is a party or is otherwise bound, or any statute, rule, regulation, ordinance, law, judgment, decree or order applicable to Seller or any of the Assets or to which Sellers or any of the Assets is bound or subject.

(d)          Validity. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(e)          No Consents. No consent or approval of, or declaration, filing or registration with, any governmental agency or other third party is necessary or otherwise required in connection with the execution, delivery or performance of this Agreement by the Sellers or with respect to the consummation by the Sellers of the transactions contemplated hereby

(f)          Title. Subject to the execution of the within agreement and for the acknowledgment & assumption of liabilities as set forth in Schedule 4(a) at the Closing, Sellers own, beneficially and of record, all of the Assets, and has and will convey to the Buyer on the Closing Date, good, valid, marketable and insurable title to the Assets, free and clear of all liens, claims, encumbrances, security interests, restrictions and adverse rights or interests whatsoever. The Assets constitute all of the assets and properties used in connection with the Business, save and except those Excluded Assets as set forth in Schedule 1(a) since the 15th of May, 2012.

(g)          Tax Matters. All tax returns and reports of any nature relating to the Business or the Assets have been properly prepared and filed with the appropriate governmental agency and all taxes, assessments and governmental charges of every kind and nature, (including, without limitation, income, gross receipts, excise, franchise, property, employment, social security, payroll, sales and use taxes, and any penalties, interest and additions to tax) required by law to be paid by Seller have been paid. To Seller’s knowledge, there are no pending or threatened proposed tax adjustments or deficiencies with respect to any previously filed tax return or report which relates to the Business or the Assets.

(h)          Insurance. Except as set forth in Schedule 5(c), Seller currently has no insurance in effect as may relate to “Company 11”, and all such policies to lapse on closing.

(i)          Disclosure. No representation or warranty made by Seller in this Agreement, or any exhibit, schedule or certificate furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

7.          REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to Sellers as follows:

(a)          Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)          Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer.

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(c)          Validity. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

8.          CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Janel – Ferrara Logistics, 1319 N. Broad Street, Hillside, NJ 07205 on the 15th day of June 2012 at 10:00am EST or at such other place/time mutually acceptable to the parties.

9.          CONDITIONS TO BUYER’S OBLIGATIONS. Unless waived by Buyer in writing, the obligation of the Buyer to complete the Closing of transactions contemplated by this Agreement is subject to the fulfillment and satisfaction, as of the Closing, of each of the following conditions:

(a)          Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made on such date, and the Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(b)          Adverse Proceedings. The exact number of adverse proceedings is as of yet undetermined. See Schedule 4(a).

(c)          No Adverse Injunctions, Orders or Laws. No injunction or order of any court or governmental agency, nor any statute, rule, regulation, order or other law shall be in effect which restrains or otherwise prohibits the consummation of the transactions contemplated hereby.

10.          CONDITIONS TO SELLERS’ OBLIGATIONS. Unless waived by Seller in writing, the obligation of Seller to complete the Closing of the transactions contemplated by this Agreement is subject to the fulfillment and satisfaction as of the Closing, of each of the following conditions:

(a)          Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made on such date, and Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b)          Adverse Proceedings. The exact number of adverse proceedings is as of yet undetermined. See Schedule 4(a).

(c)          No Adverse Injunctions, Orders or Laws. No injunction or order of any court or governmental agency, nor any statute, rule, regulation, order or other law shall be in effect which restrains or otherwise prohibits the consummation of the transactions contemplated hereby.

11.          INDEMNIFICATION BY SELLER.

(a)          Indemnification by Seller. Seller hereby assumes liability for, and agree to indemnify, defend and hold Buyer harmless from and against any and all claims, actions, suits losses, damages, liabilities, obligations, response and remediation costs, and all other costs and expenses (including, without limitation, attorneys fees, court and litigation costs, and amounts paid in settlement and judgments), incurred by or asserted against Buyer or any of the Assets which arise out of, result from or otherwise relate to:

(i)          any breach by Sellers of any representation, warranty or covenant of Sellers contained in this Agreement, or in any other document, instrument or agreement delivered by Sellers to Buyer pursuant to the terms of this Agreement;

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(ii)          other than with respect to the liabilities of Seller disclosed in Schedules 3(a), 3(b), 4(a) and 4(b), the liabilities of Seller not assumed by Buyer;

(iii)          any employee benefit plan maintained by Seller.

The obligations of Seller under this Section 12 are guaranteed by Janel World Trade, Ltd., the member of Seller.

(b)          Indemnification by Buyer. Buyer hereby assumes liability for, and agrees to indemnify, defend and hold Sellers harmless from and against any and all claims, actions, suits, losses, damages, liabilities, obligations, response and remediation costs, and all other costs and expenses (including, without limitation, attorneys fees, court and litigation costs, and amounts paid in settlement and judgments), incurred by or asserted against Sellers which arise out of, result from or otherwise relate to:

(i)          any breach by Buyer of any representation, warranty or covenant of the Member contained in this Agreement, or in any other document, instrument or agreement delivered by Buyer pursuant to the terms of this Agreement; and

(ii)          to the ownership or use of the Assets or the operation of the Business on or after the Closing Date.

(iii) to any of the currently outstanding accounts payable of “Company 11” as set forth in Schedules 3(a), 3(b), 4(a) and 4(b) (“Assumed Liabilities and Adverse Actions”)

(c)          Notice and Defense. The obligations and liabilities of the Sellers, and the Buyer hereunder with respect to their respective indemnities pursuant to this Section 13, resulting from any claim or other assertion of liability by third parties (hereinafter, “Third Party Claims”), shall be subject to the following terms and conditions:

(i)          The party seeking indemnification hereunder (the “Indemnified Party”) shall give written notice of any such Third Party Claim to the party from whom indemnification is sought hereunder (the “Indemnifying Party”) within a reasonable time after the Indemnified Party receives notice thereof; provided however, the failure to give such notice timely shall not affect the Indemnifying Party’s obligations hereunder except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such Third Party Claim.

(ii)          The Indemnifying Party shall have the right to undertake, with counsel and other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim. The Indemnified Party shall have the right in such circumstances to participate in such defense with its own counsel at its own cost, but if the use of counsel by the Indemnifying Party to defend such claim could reasonably be expected to give rise to a conflict of interest, the employment of separate counsel by the Indemnified Party shall be at the expense of the Indemnifying Party.

(iii)          In the event that the Indemnifying Party shall have the right to undertake the defense of any Third Party Claim, but shall fail to notify the Indemnified Party within ten (10) days of receipt of the notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party, and at the cost of the Indemnifying Party.

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(iv)          No party shall compromise or settle any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Any such settlement shall include as an unconditional term thereof a complete release of the Indemnified Party and its officers, directors, employees, agents and affiliates from all liability with respect to such claim. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant with respect to any Third Party Claim, and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party’s liability with respect to such Third Party Claim shall not exceed the settlement amount included in such settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim at the Indemnified Party’s cost or pay the Indemnifying Party’s attorneys fees and out of pocket costs and expenses incurred thereafter in continuing the defense of such claim. Regardless of which party is conducting the defense of any such Third Party Claim, the other party, with counsel or other representatives of its own choosing, shall have the right to consult with the party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the party conducting the defense of any such claim and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each Party shall provide to the other party such records, books, documents and other materials as shall reasonably be necessary for such party to conduct or evaluate the defense of any Third Party Claim.

(d)          Limitation. (i) Seller shall not have any liability to Buyer under this Section 13 with respect to any representation or warranty set forth in Section 7 (other than those representations and warranties that are qualified by “to Sellers’ knowledge”) unless the amount of the indemnifiable Third Party Claims incurred by the Buyer exceed $50,000 (the “Threshold”), at which time such claim may be made for all such Third Party claims on a first dollar basis.

12.          SURVIVAL. The representations and warranties of the parties contained in this Agreement and in any other document, instrument, certificate or agreement delivered in connection herewith, shall survive the Closing for a period of two (2) years, except with respect to matters constituting fraud or intentional or willful breach of such representations and warranties shall survive until the expiration of the applicable statute of limitations with respect to thereto. If notification of a breach of representation or warranty is given within said two (2) year period, such claim shall survive until finally resolved by agreement of the parties or final nonappealable court order.

13.          RISK OF LOSS. The risk of loss with respect to the Assets shall remain with Sellers until the Closing is completed and title to the Assets is transferred from Sellers to Buyer.

14.          EXPENSES. Except as otherwise provided herein, the Sellers on the one hand, and the Buyer on the other, shall each pay their own respective expenses relating to this transaction, including attorneys fees and disbursements and fees and expenses of accountants, financial advisors and other agents, whether or not the transactions hereunder are consummated.

15.          PRESS RELEASES. The parties agree to cooperate with each other regarding the timing and content of any press releases or other public announcements regarding the transactions contemplated by this Agreement.

16.          TERMINATION. The parties may terminate this Agreement at any time prior to the Closing by mutual written consent, and unless otherwise specifically provided in such consent, any such termination shall be without liability on the part of any party hereto. The Buyer on the one hand, or the Sellers on the other, may elect to terminate this Agreement in the event that any condition to the terminating party’s obligations hereunder has not been met in all material respects or waived by it in its sole discretion on or before the Closing Date, except that if such condition relates to the failure to obtain a third party consent, or some other action on the part of a third party, either party shall have the right to extend the Closing Date for a period of ten (10) days in order to further attempt to obtain such consent or action. Any such termination shall be without prejudice to any legal or equitable remedies of the party adversely affected for damages for breach of contract or otherwise.

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17.          EMPLOYEES. Seller shall take such action as is reasonably necessary to permit the employee employed in the Business to be available for hire by the Buyer as of the Closing Date. Effective as of the Closing Date, Buyer shall have the right to offer, but shall have no obligation to offer, employment to such employee on such terms and conditions as Buyer determines in its sole and absolute discretion. Seller shall reasonably cooperate with Buyer regarding any offers of employment made by Buyer, but the decision as to hiring such employee shall rest with Buyer in its sole and absolute discretion. Seller shall remain liable for the payment to all of its employee for all wages, health care claims, severance benefits, if any, and other obligations of any kind whatsoever which accrue with respect to, or otherwise relate to, the period prior to the Closing Date.

18.          MISCELLANEOUS.

(a)          Assignment. Neither this Agreement, nor any of the rights, obligations and duties hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party.

(b)          Fees of Legal Counsel. In the event of any litigation between the parties relating to this Agreement or otherwise arising out of the transactions contemplated hereby, the prevailing party shall have the right to recover from the other party all of its reasonable attorneys’ fees and out of pocket costs and expenses incurred in connection therewith.

(c)          Further Assurances. The parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

(d)          Modification. No provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

(e)          Binding Effect and Benefit. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, and their respective successors and assigns. Otherwise, this Agreement is not intended to create any rights for the benefit of any third party.

(f)          Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

(g)          Notice. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either (i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) sent by telex, telegraph or other facsimile transmission as follows:

If to the Seller (addressed or delivered in person to:

Phil Dubato – EVP of Finance

Janel World Trade, Ltd

150-14 132nd Ave.

Jamaica, NY 11434

F: 718-527-1689

With a copy to: Neuberger Quinn Gielen Rubin & Gibber, P.A.

Attn: Hillel Tendler

One South Street, 27th Floor

Baltimore, MD 21202

F: 410-332-8553

If to the Buyer, addressed or delivered in person to:

Michael O’Gorman – Chief Executive Officer

155 Park Avenue

Lyndhurst, NJ 07071

F: 646-219-0300

or to such other address as either party may designate by notice in the manner provided above.

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Any such notice or communication, if properly given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service, and if made properly by telex, telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch. Nothing herein shall be deemed to apply to any service of legal process governed by applicable rules of civil procedure.

(h)          Severability. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein, provided the purposes, intent and objects of this Agreement may be attained and achieved through the enforcement of such remaining terms and provisions.

(i)          Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available. Any waiver must be in writing.

(j)          Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

(k)          Specific Performance. Sellers acknowledge and agree that the Assets and Sellers’ obligations to be performed hereunder are unique and in the event Sellers fail or refuse to perform their obligations hereunder in breach of this Agreement, Buyer would be irreparably harmed and would not have an adequate remedy at law. Accordingly, Sellers agree that in such circumstances Buyer shall be entitled to specific performance of this Agreement, in addition to any other right or remedy otherwise available hereunder or at law or in equity.

(l)          Gender and Pronouns. Throughout this Agreement, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

(m)          Entire Agreement. This document and the Exhibits and Schedules attached hereto constitute the entire agreement of the parties and supersede any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants or other agreements, oral or written, between the parties in connection with this transaction, other than those expressly set forth in this Agreement and the Exhibits and Schedules attached hereto.

(n)          Governing Law. This Agreement shall be subject to and governed by the laws of the State of New Jersey.

(o)          Incorporation by Reference. All exhibits and documents referred to in this Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

(p)          Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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(q)          Authority. Each individual signing this Agreement in a representative capacity acknowledges and represents that he/she is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

(r)          Dispute Resolution. Except for claims made arising from or in connection with the provisions of Section 5 above, if any disputes arise concerning the interpretation of the Agreement, the parties’ rights or obligations under the Agreement, in whole or in part, or any other claim or cause of action with respect to this Agreement, whether sounding in contract, tort or otherwise, either party may invoke expedited arbitration by a single, retired New Jersey judge mutually agreeable to the parties (or if no such arbitrator is selected by the parties within 10 days, by the Assignment of Judge Monmouth County upon a letter request of any party), with single, simultaneous written submissions (including each party’s position, all documents to be offered into evidence, and the names of all witnesses) and a hearing, on the earliest possible basis, it being the parties’ intention to not unnecessarily delay the arbitration. The arbitrator shall have the right to determine the scope of discovery, if any, and the arbitrator’s determination on all issues shall be binding on all parties. The anticipated costs of the arbitrator shall be advanced equally by the parties, subject to reconciliation pursuant to the prevailing party fees and costs provisions set forth below. Once the parties or the Court has selected a retired judge as the arbitrator, he or she shall act as arbitrator for all future disputes hereunder unless the parties designate a different arbitrator. Claims arising from or in connection with the provisions of Section 5 above may be brought in an appropriate court of competent jurisdiction. The arbitrator, shall award to the prevailing party in each action or arbitration all of its reasonable attorneys’ fees and out of pocket costs and expenses incurred in connection therewith, it being the intention of the parties that the award of such fees and costs is essential to make the prevailing party whole.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year aforesaid.

SELLER:
JANEL FERRARA LOGISTICS, LLC

By:	/s/
Name: James N. Jannello
Title: Chief Executive Officer

BUYER:
MANN GLOBAL ENTERPRISES, LLC

By:	/s/
Name: Michael W. O’Gorman
Title: President

The undersigned Janel World Trade, Ltd. joins in the execution of this Agreement for the purposes set forth in Section 12 hereof.

JANEL WORLD TRADE, LTD.

By:	/s/
Name: James N. Jannello
Title: Chief Executive Officer

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LIST OF SCHEDULES

SCHEDULE 1a: "Excluded Assets"

SCHEDULE 1b: Leases

SCHEDULE, 2a: Transitional Inventory (pending shipment/pending orders whether physically in warehouse or in transit).

SCHEDULE, 2b: Fixed Assets – “None” as explained by CFO, Phil Dubato. All computer equipment and furniture have been paid for by Robert Gordon, Sabbia Auriti or Kevin Koudelka

SCHEDULE, 2c: Contracts ( Including but not limited to, consulting, brokerage, employment, executive, slotting, promotional and the like).

SCHEDULE, 2d: "Trademarks" Paul Sorvino, Maria's Best, Tutto Italia

SCHEDULE, 2e: Inventory sitting in the warehouse (Paul Sorvino, etc.).

SCHEDULE, 3a: Assumed Liabilities

SCHEDULE, 3b: Undisclosed Liabilities

SCHEDULE, 3c:  Allocation of Purchase Price

SCHEDULE, 4a:  Adverse Proceedings

SCHEDULE: 4b: Threatened Adverse Proceedings

SCHEDULE, 5a: Licenses and Permits

SCHEDULE, 5b: Contracts in Full Force and Effect

SCHEDULE, 5c: Insurance

EXHIBITS:

EXHIBIT, A:  Non-Competition Agreement(s)

EXHIBIT, B:  Consulting Agreement (New for Mann)

EXHIBIT, C:  Janel Consulting Agreement

Non-Compete/Non-Disclosure Agreements to be executed individually by and between Mann and Robert Gordon, Kevin C. Koudelka and Sabbia Auriti.

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